UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – January 2, 2008

ENERGY FUTURE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code – (214) 812-4600

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 2, 2008, Energy Future Holdings Corp. (the “Company”) and David P. Poole, the Company’s Executive Vice President and General Counsel, entered into an amendment (the “Amendment”) to Mr. Poole’s Employment Agreement, dated May 1, 2004, as amended (the “Employment Agreement”).  Pursuant to the Amendment, the Company has agreed, among other things, to pay Mr. Poole the following lump sum cash payments on or before January 15, 2008: (i) $982,400, representing the cash severance that would be due to Mr. Poole under the Employment Agreement upon his termination from the Company; and (ii) $4,155,000, representing the amount agreed to be paid with regard to Mr. Poole’s ungranted 2008 and 2009 equity awards under the Employment Agreement (based on 30,000 performance units for each of 2008 and 2009 multiplied by the price per share of Company common stock paid by the acquirer in the Company’s merger with Texas Energy Future Holdings Limited Partnership on October 10, 2007).  In the Amendment, Mr. Poole has agreed that the payment of such amounts represents full and final payment for the cash severance and ungranted equity awards provided for under the Employment Agreement.  The Amendment also provides for an increase of Mr. Poole’s compensation to the rate of $66,666 per month.  Pursuant to the terms of the Amendment, Mr. Poole will have no right to any payment under the Company’s bonus plans for calendar year 2008 nor will he have the right to participate in any Company equity based compensation programs.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            ENERGY FUTURE HOLDINGS CORP.

By:	/s/Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

Dated:  January 4, 2008

3